EXHIBIT 2.25
EXECUTION COPY
ADDITIONAL COLLATERAL DESIGNATION
December 30, 2008

To:	HSBC Bank USA, National Association, as Collateral Trustee

Re:	First Priority Collateral Trust Agreement, dated as of November 30, 2006, (as the same may be amended, supplemented or otherwise modified, the “FCTA”) among Satélites Mexicanos, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (“Satmex”), HSBC Bank USA, National Association as Collateral Trustee thereunder (in such capacity, together with any successor appointed hereunder, the “Collateral Trustee”) and, HSBC Bank USA, National Association, as Indenture Trustee under the First Priority Indenture described therein (in such capacity, together with any successor appointed thereunder, the “Indenture Trustee”).
Reference is hereby made to the FCTA. Capitalized terms which are defined in the FCTA are used herein as therein defined.
In accordance with subsection 5.2 of the FCTA, the following Additional Collateral is hereby added as First Priority Collateral under the FCTA:
Pledged Stock, as such term is defined in the Pledge Agreement dated as of even date herewith by Satmex in favor of the Collateral Trustee for the benefit of the First Priority Holders

SATÉLITES MEXICANOS, S.A. DE C.V.
By:	/s/ LUIS STEIN
	Name:	Luis Stein
	Title:	CFO

By:	/s/ OCTAVIO LECONA
	Name:	Octavio Lecona
	Title:	Vice President for Legal Affairs and Secretary
Additional Collateral Designation: Satmex / FPSSN